Exhibit 99.7
FORM OF NOTICE OF IMPORTANT TAX INFORMATION
EKSO BIONICS HOLDINGS, INC.
The following tax information is provided in connection with the prospectus supplement of Ekso Bionics Holdings, Inc. (the "Company") dated August 14, 2017 (the "Prospectus Supplement").
Under the U.S. federal income tax laws, dividend payments that may be made by the Company on its common shares, par value $0.001 (the "Common Shares"), issued upon the exercise of non-transferable subscription rights (the "Rights") may be subject to backup withholding and certain reporting requirements. Generally such payments will be subject to backup withholding unless the holder (i) is exempt from backup withholding or (ii) furnishes the payer with its correct taxpayer identification number ("TIN") and certifies, under penalties of perjury, that the number provided is correct and provides certain other certifications. Each holder that exercises Rights and wants to avoid backup withholding must, unless an exemption applies, provide VStock Transfer, LLC (the "Subscription Agent"), as the Company's agent in respect of the exercised Rights, with such holder's correct TIN (or with a certification that such holder is awaiting a TIN) and certain other certifications by completing the enclosed Substitute Form W-9.
Certain holders (including, among others, corporations and certain foreign individuals) are exempt from these backup withholding and reporting requirements. In general, in order for a foreign holder to qualify as an exempt recipient, that holder must, in the case of a foreign individual, submit a properly completed Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals) or, in the case of a foreign corporation, Form W-8BEN-E, Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities) or other appropriate form (instead of a Substitute Form W-9), signed under the penalties of perjury, attesting to such holder's foreign status. Such Form W-8BEN may be obtained from the Subscription Agent. Although a foreign holder may be exempt from backup withholding, payments of dividends may be subject to withholding tax, currently at a 30% rate (or, if certain tax treaties apply, such applicable lower rate). Exempt U.S. holders should indicate their exempt status on Substitute Form W-9 to avoid possible erroneous backup withholding. See the enclosed Substitute Form W-9 for additional instructions. Holders are urged to consult their own tax advisors to determine whether they are exempt from withholding and reporting requirements.
If backup withholding applies, the Company or the Subscription Agent, as the case may be, will be required to withhold (currently at a 28% rate) on any dividend payments made to a holder that exercises Rights. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be credited against the U.S. federal income tax liability of the holder subject to backup withholding, provided that the required information is provided to the Internal Revenue Service ("IRS"). If backup withholding results in an overpayment of taxes, a refund may be obtained.
A holder that exercises Rights is required to give the Subscription Agent the TIN of the record owner of the Rights. If such record owner is an individual, the TIN is generally the taxpayer's social security number. For most other entities, the TIN is the employer identification number. If the Rights are in more than one name or are not in the name of the actual owner, consult the enclosed Substitute Form W-9 for additional guidelines on which number to report. If the Subscription Agent is not provided with the correct TIN in connection with such payments, the holder may be subject to a penalty imposed by the IRS.